Ex 10.1

TERM SHEET

Proposed Terms of Transaction

This term sheet (“Term Sheet”) sets forth certain material terms for the contribution of Lenders and Immune Therapeutics Inc (“IMUN”) (collectively, the “Transaction”).

Subject to the foregoing, the parties propose to negotiate in good faith to agree upon the terms of any required agreements for the Transaction that will provide for and/or incorporate the following:

Proposed Transaction	Lenders will loan the Company a minimum of $700,000 and up to $1,500,000.00 (the “Loan”) in exchange for non-convertible promissory notes (each a “New Note” and collectively as, the “New Notes”) in favor of each Lender in the amount loaned by each Lender. The New Notes will bear simple interest at the rate of 5% per annum and mature twelve (12) months from the dates of their respective issuances. The Company, with Lender approval, will have the option to extend such maturity for an additional six (6) months. Each Lender will have the option to draw down and apply the balance of its New Note, or a portion thereof, to exercise the existing warrants held by the Lender (“Existing Warrants”) according to the terms of the Existing Warrants. As a condition to the Lenders making the Loan contemplated hereby (“Closing”), the Company will agree to attempt to resolve certain debt on its books in accordance with this term sheet. As a condition to the Company settling such debt, Forte Biotechnology Intl Corp. (“Forte”) and Cytocom, Inc. (“CYTO” or “Cytocom”) must complete the assumption of certain obligations, as herein detailed and previously agreed between the Company and Forte and CYTO, respectively.

Lenders	The Lenders and the amount of the Loan to be paid by each Lender are listed on Exhibit A hereto. Each Lender will execute a lock up agreement with the Company for a period of twelve (12) months. The Lenders will also file Forms 3, 4 and 5 and Schedules 13D with the SEC, as appropriate, indicating that they are acting as a group and collectively hold more than 10% of the Company’s securities and should be considered the company’s affiliates.

Existing Promissory Notes	The Company will offer certain existing note holders, as listed on Exhibit B hereto, (each an “Existing Note Holder,” and collectively as, the “Existing Note Holders”) the right to amend their notes (each an “Existing Promissory Note,” and collectively as, the “Existing Promissory Notes”) to (i) extend the maturity of each Existing Promissory Note to twelve (12) months from Closing, with the Company’s ability to extend such maturity on any given Existing Promissory Note an additional six (6) months with the approval of the applicable Existing Note Holder, (ii) provide for 5% interest per annum, and (iii) allow for the conversion of the principal and accrued interest of the Existing Promissory Notes at a rate of $0.05 per common share once the Company’s intended 1,000 to 1 reverse stock split is approved by FINRA (the “Reverse Split”), which conversion shall be automatic upon FINRA’s approval of the Reverse Split. In addition, upon approval of the Reverse Split by FINRA, all unexercised warrants held by Existing Note Holders will be automatically exercised either through a cash payment or by crediting the principal balance and/or accrued interest on their Existing Promissory Notes. The Existing Note Holders will agree to a six (6) month lock up of their conversion shares, excepting certain private transfers.

Former Employees	The Company will offer former employees who hold deferred compensation on the books of the Company the opportunity to settle a portion of the amounts owed them for common shares of the Company, as detailed in Exhibit C. The remaining deferred compensation held by such former employees will be transferred to Forte. The former employees will be required to execute settlement agreements with the Company at Closing, which settlement and the issuance of shares will be conditioned upon approval of the Reverse Split by FINRA. If the Reverse Split is not approved by FINRA, the former employees and Company will work together to reach a new settlement.

CEO/Board Members	The Company will offer its current CEO and board of director members who hold deferred compensation on the books of the Company the opportunity to settle the amounts owed them for common shares of the Company, as detailed in Exhibit D. The CEO and board members will be required to execute settlement agreements with the Company at Closing, which settlement and the issuance of shares will be conditioned upon approval of the Reverse Split by FINRA. If the Reverse Split is not approved by FINRA, the CEO, board members and Company will work together to reach a new settlement.

Accounts Payable and Accruals

The Company will offer certain persons who hold accounts payable and accruals with the Company the right to convert their amounts due into common stock of the Company, as detailed on Exhibit E hereto.

Each recipient will execute a settlement agreement with the Company at Closing.

Cytocom Assignments and License/Forte Assignments

As a condition to the Company’s obligations to settle existing debt on the terms herein provided, (i) Cytocom will assume certain obligations of the Company as detailed on Exhibit F, (ii) Cytocom must formally rescind its default notice to the Company of the license from Cytocom to the Company and restore the license to the Company in full force and effect, (iii) Forte must complete its assumption of debt as previously agreed between Forte and the Company, as detailed on Exhibit G hereto, and (iv) Forte must issue the Company 15% of Forte’s issued and outstanding stock, as previously agreed between Forte and the Company.

Each of Cytocom and Forte will be required to execute a separate assignment and assumption agreement approved by their respective boards and the obligation holders. Each holder of an obligation transferred to Forte or CYTO will be required to execute a settlement agreement with the Company at Closing for the amount of the obligation being transferred.

FINRA	The Company will diligently pursue approval of the Reverse Split by FINRA.

Taxes	Each person and the Company will be responsible for reporting and paying their tax obligations resulting from the transactions contemplated hereby. Tax obligations shall be based on the value of consideration received (e.g. all shares distributed as part of a settlement will be valued at $.05 per share rather than the designated conversion rate).

Management	Roscoe Moore and Kevin Phelps will be invited to remain as board members and Kevin Phelps will remain as chief executive officer at least until such time as new members are elected to the board of directors under the same financial compensation terms from January 1, 2021 as contained in his existing employment contract dated July 22, 2020. Until such time as new Board Members are elected as noted below, the Lenders will appoint two individuals to act as board advisors with such responsibilities as agreed between Lenders and the Company. Mr. Phelps will be granted a $100,000 promissory note as severance, including any required employment tax payments due from the Company. The Note will bear simple interest at the rate of 5% per annum and mature twelve (12) months from the dates of their respective issuances. The Company will hold its annual meeting for the appointment of new board members and management promptly following Closing of the Loan and shall file a Proxy Statement on Schedule 14A within 45 days of the closing of this transaction.

Registration of Shares	The Company will provide customary demand and piggyback registration rights relating to the registration of the Lenders’ shares resulting from exercise of their warrants, on a pro rata basis, up to the amount permitted by law.

Confidentiality & Disclosures

This term sheet, the terms hereof and the Proposed Transaction contemplated hereby are highly confidential and comprise material non-public information with respect to the Company, and therefore the parties shall not trade in securities of the Company until all such information has been publicly disclosed.

The Company will disclose the existence of this term sheet upon agreement by the parties to the extent determined necessary by Company’s legal counsel. The Company will also disclose the definitive agreements at the completion of the Proposed Transactions to the extent determined necessary by Company’s legal counsel.

Definitive Agreements and Closing	Upon acceptance by the Lenders, the Company will instruct its counsel to prepare the definitive documents required to complete the Proposed Transactions as soon as possible. The definitive agreements will contain standard representations and warranties, including securities representations and warranties, including that each recipient is acquiring the securities for his/her/its own account and not with a view towards distribution.